Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) dated as of December 31, 2014 (the “Effective Date”), is entered into between ID4 Pharma, LLC (“ID4”), a having a place of business at 1654 Settlers Drive, Sewickley, PA 15143, and Oxis Biotech, Inc., a Delaware corporation (“Company”), having a place of business at 1402 North Beverly Drive, Beverly Hills, CA 90210 .

WHEREAS, ID4 owns or has rights in the Technology (as defined below).

WHEREAS, Company desires to obtain an exclusive license under ID4’s rights in the Technology on the terms and conditions set forth below.

WHEREAS, Xiangqun Xie, Ph.D. and Company have entered into a Consulting Agreement dated December 31, 2014 (attached hereto as Schedule C).

WHEREAS, Xiangqun Xie, Ph.D. and Company have entered into a Confidentiality Agreement dated December 31, 2014 (attached hereto as Schedule D).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Competent Authority(ies)” or “Competent Regulatory Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.3 “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.4 “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.5 “Field” shall mean compounds and methods for detection, diagnosis, prognosis, monitoring or predisposition testing of any disease, state or condition in humans or other animals..

1.6  “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.7 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.8 “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for Company to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Technology.

1.9 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Schedule A hereto, (b) all patents and patent applications in any country of the world that claim or cover the Technology in which ID4 heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.10 “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.11 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Company or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by Company or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Company or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; (f) sales commissions incurred on the sale of such Product to such customers; and (g) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.12 “Net Sublicensing Revenues” shall mean, with respect to any Product, the aggregate cash consideration received by Company or its Affiliates in consideration for the sublicense under the Licensed Patent Rights or Licensed Know-How Rights by Company or its Affiliates to a Third Party sublicensee with respect to such Product (including royalties received by Company or its Affiliates based on sales of such Product by such sublicensee, but excluding amounts received to reimburse Company’ or its Affiliates’ cost to perform research, development or similar services conducted for such Product after signing the agreement with the Third Party, in reimbursement of patent or other out-of-pocket expenses relating to such Product, or in consideration for the purchase of any debt or securities of Company or its Affiliates).

1.13 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.14 “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.15 “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.16 “Phase IIa Clinical Trial” shall mean a Phase II Clinical Trial that is solely intended to make a preliminary determination of the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study.

1.17 “Phase IIb Clinical Trial” shall mean a Phase II Clinical Trial, other than one that is solely intended to make a preliminary determination of the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study.

1.18 “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.19 “Product(s)” shall mean any product for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.20 “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.21 “Royalty Term” shall mean, with respect to each Product in each country, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country.

1.22 “Technology” shall mean compounds and uses for treating p62 mediated diseases as described in the Licensed IP Rights.

1.23 “Territory” shall mean worldwide.

1.24 “Third Party” shall mean any Person other than ID4, Company and their respective Affiliates.

1.25 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1 Such party is an individual or corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 ID4 Representations and Warranties. ID4 hereby represents and warrants to Company as follows:

2.2.1 ID4 (a) is the owner or exclusive licensee of the Licensed IP Rights and has the sole right to execute this Agreement on behalf of the other co-owner/inventors as evidenced by Schedule B, and has not granted to any Third Party any license or other interest in the Licensed IP Rights, (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Products, and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

3. LICENSE GRANT

3.1 Licensed IP Rights. ID4 hereby grants to Company an exclusive license (with the right to grant sublicenses) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.

3.2 Sublicenses. ID4 grants to Company the right to grant sublicenses to third parties, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; and (iii) Company notifies ID4 of any grant of a sublicense and provide to ID4 upon ID4 request a copy of any sublicense agreement.

3.3 Availability of the Licensed IP Rights. ID4 shall provide Company with a copy of all information available to ID4 relating to the Licensed IP Rights, Products or Technology, including without limitation: (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, and (g) access to CROs involved in the clinical trials.

3.4 Registrations. ID4 acknowledges and agrees that Company shall own all Registrations for Products for use in the Field in each country in the Territory. Additionally, ID4 acknowledges and agrees that Company shall have the right to conduct pre-clinical and clinical development activities outside of the Territory. ID4 hereby grants to Company a free-of-charge right to reference and use and have full access to all other Registrations and all other regulatory documents that relate to the Licensed IP Rights, Products or Technology, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). Company shall have the right to (sub)license the Right of Reference to its sublicensees and Affiliates.

3.5 Access to Manufacturers. ID4 shall use his commercially reasonable efforts to provide access to Company to any suppliers of the API form of any Product for use in the Field on terms and conditions no less favorable than those terms and conditions between ID4 and such supplier.

4. FINANCIAL CONSIDERATIONS

4.1 Royalties.

4.1.1 Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Company shall pay to ID4 royalties, with respect to each Product, equal to (a) THREE percent (3%) of Net Sales of such Product by Company and its Affiliates, and (b) TWENTY-FIVE percent (25%) of Net Sublicensing Revenues for such Product. Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product for the life of the last to expire Patent in a country having Valid Claim.

4.1.2 Third Party Royalties. If Company, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Company shall have the right to credit one percent (1%) of such Third Party royalty payments against the royalties owing to ID4 under Section 4.1.1 above with respect to sales of such Product in such country; provided, however, that Company shall not reduce the amount of the royalties paid to ID4 under Section 4.1.1 above by reason of this Section 4.1.2, with respect to sales of such Product in such country, to less than one percent (1%) of Net Sales of such Product in such country. In consideration of the right to sublicense third parties granted under Section 3.2, Company shall pay to ID4 ten percent (10%) of all royalties received by Company from its Sublicensees if the sublicense is executed on or before the first anniversary of the Effective Date of the License Agreement signed between the parties, and ten percent (10%) of all royalties received by Company from its Sublicensees if the Sublicense is executed thereafter. In no event, however, shall Company pay ID4 less than the amount which would have been due under Section 4.1.2 of this Agreement in the absence of a sublicense.

4.2 Diligence Fee. A good faith diligence fee of TWENTY FIVE THOUSAND dollars ($25,000.00) paid upon the execution of the Letter of Intent (Schedule C). Said good faith diligence fee shall be credited against any monies owed by Company to ID4 as a result of the parties executing this License Agreement.

4.3 License Fee. Company shall pay ID4 a non-refundable license fee of SEVENTY FIVE THOUSAND dollars ($75,000.00) which shall be payable upon execution of this Agreement.

4.4 Milestones. Company shall pay to ID4 the following milestone payment within thirty (30) days following the first achievement of the applicable milestone:

(i)
FIFTY THOUSAND dollars ($50,000.00) due upon filing of an investigational new drug application with a competent regulatory authority anywhere in the world.

(ii)
FIFTY THUOSAND dollars ($50,000.00) due upon initiation of the first Phase 1 human clinical trial anywhere in the world.

(iii)
ONE HUNDRED THOUSAND dollars ($100,000.00) due upon initiation of the first Phase 2 human clinical trial anywhere in the world.

(iv)
TWO HUNDRED FIFTY THOUSAND dollars ($250,000.00) due upon initiation of the first Phase 3 human clinical trial anywhere in the world.

(v)
TWO HUNDRED FIFTY THOUSAND dollars ($250,000.00) due upon receipt of the first marketing approval from a competent regulatory authority anywhere in the world.

5. ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Company or its Affiliates of Net Sublicensing Revenues, Company shall furnish to ID4 a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Revenues; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Company’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2 Audits.

5.2.1 Upon the written request of ID4 and not more than once in each calendar year, Company shall permit an independent certified public accounting firm of nationally recognized standing selected by ID4 and reasonably acceptable to Company, at ID4’s expense, to have access during normal business hours to such of the financial records of Company as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which ID4 has already conducted an audit under this Section.

5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Company shall pay such additional amounts within thirty (30) days after the date ID4 delivers to Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by ID4; provided, however, if the audit discloses that the royalties payable by Company for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Company shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3 ID4 shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information. The accounting firm shall disclose to ID4 only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. ID4 shall treat all such financial information as Company’ Confidential Information.

6. PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Company shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to ID4’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 Withholding Taxes. Company shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Company, its Affiliates or sublicensees, or any taxes required to be withheld by Company, its Affiliates or sublicensees, to the extent Company, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of ID4 such taxes, levies or charges. Company shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of ID4 by Company, its Affiliates or sublicensees. Company promptly shall deliver to ID4 proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7. RESEARCH AND DEVELOPMENT OBLIGATIONS

7.1 Research and Development Efforts. Company shall use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Company determines are necessary or desirable to obtain regulatory approval to manufacture and market such Products as Company determines are commercially feasible in the Territory, and shall use its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and market each such Product in such countries in the Territory as Company determines are commercially feasible.

7.2 Consulting Agreement. ID4 shall use his reasonable efforts in performing the services identified in the Consulting Agreement executed between ID4 and Company on December __, 2014 and attached hereto as Schedule C.

7.3 Records. ID4 and Company shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products.

7.4 Reports. Within ninety (90) days following the end of each calendar year during the term of this Agreement, ID4 shall prepare and deliver to Company a written summary report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Products.

8. CONFIDENTIALITY

8.1 Confidential Information. Nothing contained in this Agreement shall supersede the confidentiality requirements set forth in the Consulting Agreement and Confidentiality Agreement signed by the parties; each agreement dated December __, 2014 attached hereto as Schedule C and Schedule D, respectively. Said Consulting Agreement and Confidentiality Agreement shall both remain in full force and effect.

9. PATENTS

9.1 Patent Prosecution and Maintenance. Company shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. Company shall give ID4 an opportunity to review and comment on the text of each patent application subject to this Section 9.1 before filing, and shall supply ID4 with a copy of such patent application as filed, together with notice of its filing date and serial number. ID4 shall cooperate with Company, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1. If Company, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Company shall notify ID4 in writing thereof and following the date of such notice (a) ID4 shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Company shall thereafter have no license under this Agreement to such patent or patent application.

9.2 Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

9.3 Enforcement of Patent Rights. Company, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Company’s own name and, if necessary for standing purposes, in the name of ID4 and shall consider, in good faith, the interests of ID4 in so doing. If Company does not, within one hundred twenty (120) days of receipt of notice from ID4, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, ID4 shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of ID4’s intent to file such suit, Company shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party. If Company does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, Company shall have the right to credit up to fifty percent (50%) of such expenses against any royalties or other fees owing by Company pursuant to Section 4 above.

9.4 Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10. TERMINATION

10.1 Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Company’ obligation to pay royalties to ID4 under Section 4.1 above. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) Company shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Sections 3.5 and 3.6 shall survive.

10.2 Termination by Company. Company may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to ID4. This includes and is not limited to the failure to revive U.S. Patent Application Serial No. 14/237,494 from abandoned status.

10.3 Termination for Cause. Except as otherwise provided in Section 12, ID4 may terminate this Agreement upon or after the breach of any material provision of this Agreement by Company if Company has not cured such breach within ninety (90) days after receipt of express written notice thereof by ID4; provided, however, if any default is not capable of being cured within such ninety (90) day period and Company is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, ID4 shall have no right to terminate this Agreement.

10.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 8, 9, 10, 11 and 13 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, ID4 shall grant a direct license to any sublicense of Company hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

11. INDEMNIFICATION

11.1 Indemnification. Company shall defend, indemnify and hold ID4 harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Company, or the gross negligence or willful misconduct of Company in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of ID4 or the breach of this Agreement by ID4.

11.2 Procedure. ID4 promptly shall notify Company of any liability or action in respect of which ID4 intends to claim such indemnification, and Company shall have the right to assume the defense thereof with counsel selected by Company. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Company, which consent shall not be withheld unreasonably. The failure to deliver notice to Company within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Company of any liability to ID4 under this Section 11, but the omission so to deliver notice to Company will not relieve it of any liability that it may have to ID4 otherwise than under this Section 11. ID4 under this Section 11, its employees and agents, shall cooperate fully with Company and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

11.3 Insurance. Company shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Company in such amount as Company customarily maintains with respect to the research, development, manufacture and sales of its similar products. Company shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Company customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

12. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

13. MISCELLANEOUS

13.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

ID4:                                     Dr. Xiangqun Xie, Ph.D.
1654 Settlers Drive
Sewickley, PA 15143

Company:                            Anthony Cataldo
Chairman & CEO
Oxis Biotech, Inc.
1402 North Beverly Drive
Beverly Hills, CA 90210

with a copy to:                     DLA Piper US
4365 Executive Drive, Suite 1100
San Diego, California 92130
Attention: Lisa A. Haile

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

13.3 Arbitration. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Los Angeles, California. The method and manner of discovery in any such arbitration proceeding shall be governed by California Code of Civil Procedure § 1282 et seq. (including without limitation California Code of Civil Procedure § 1283.05). The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

13.4 Assignment. Company shall not assign its rights or obligations under this Agreement without the prior written consent of ID4; provided, however, that Company may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

13.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

LICENSOR: ID4

By: /s/ Xiang-Qun Xie
Name: Xiang-Qun Xie, Ph.D.
Title Managing Member

LICENSEE: Oxis Biotech, Inc.

By: /s/ Anthony Cataldo
Name: Anthony Cataldo
Title: Chairman & CEO

SCHEDULE A

LICENSED PATENT RIGHTS

1.
PCT/US2012/049911 (WO2013022919A1)

2.
USSN 61/521,287

3.
USSN 14/237,494

4.
Chinese Patent Application No. 201280048718; Pre-grant Publ. No. 103930166

SCHEDULE B

ASSIGNMENT DOCUMENTS

1.
Assignment document from University of Pittsburgh to inventors (Patent family of USSN 14/237,494).

2.
Assignment document from Inventors to Dr. Xiang-Qun Xie (Patent family of USSN 14/237,494) .

3.
Assignment document from Dr. Xiang-Qun Xie to ID4Pharma, LLC (Patent family of USSN 14/237,494).

SCHEDULE C

CONSULTING AGREEMENT

SCHEDULE D

CONFIDENTIALITY AGREEMENT